Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT is made and entered into as of May 2, 2022 (this “Termination Agreement”), by and between Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), and Terra Income Advisors, LLC, a Delaware limited liability company (the “Advisor”). The Company and the Advisor are referred to in this Termination Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain Investment Advisory and Administrative Services Agreement, dated September 22, 2021 (the “Advisory Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Terra Property Trust, Inc., a Maryland corporation (“TPT”), the Company, Terra Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPT (“Merger Sub”), TPT Advisors LLC, a Delaware limited liability company, and the Advisor, the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”); and

WHEREAS, as a result of the foregoing, the Parties desire to terminate the Advisory Agreement and desire to enter into this Termination Agreement to terminate the Advisory Agreement, such termination to be effective as of the Effective Time.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS:

1. Defined Terms. Except as otherwise set forth herein, capitalized terms used herein, including the recitals set forth above, shall have the meanings assigned to them in the Merger Agreement.

2. Termination of Advisory Agreement. Effective upon the Effective Time, (a) the Advisory Agreement is hereby irrevocably terminated and (b) the Advisor hereby waives any claim or right it has or may have to any distribution, fee or payment, if any, that would otherwise be payable by or on behalf of the Company as a result of the Merger or the termination of the Advisory Agreement. The Parties hereby further agree that upon termination of the Advisory Agreement: (i) the Advisory Agreement shall have no further force or effect; and (ii) no Party shall have any right, duty, liability or obligation under the Advisory Agreement. In the event that the Merger Agreement is terminated in accordance with its terms, this Termination Agreement shall automatically terminate effective upon the termination of the Merger Agreement, shall have no force or effect and shall be deemed null and void ab initio.

3. Waiver of Notice Obligations. Each of the Parties hereby waives any and all notice obligations to the other Parties that may be set forth in the Advisory Agreement.

4. Payment of Fees. The Parties acknowledge that, effective as of the Effective Time, all fees, expenses, and any other amounts due and owing under the Advisory Agreement shall have been paid and that the Parties shall not be obligated to make further payments of any fees, expenses, or any other amounts under the Advisory Agreement.

5. Counterparts. This Termination Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that facsimile and electronically transmitted signatures shall be deemed originals.

6. Entire Agreement. This Termination Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance, usage of the trade, or both inconsistent with any of the terms hereof. This Termination Agreement may not be modified or amended other than by an agreement in writing.

7. Severability. The provisions of this Termination Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

8. Governing Law. This Termination Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

9. Successors and Assigns. This Termination Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the Parties. Nothing expressed or referred to in this Termination Agreement is intended or shall be construed to give any person other than the Parties to this Termination Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Termination Agreement or any provision contained herein, it being the intention of the Parties to this Termination Agreement that this Termination Agreement be for the sole and exclusive benefit of such Parties or such successors and permitted assigns and not for the benefit of any other person.

10. Conflict with Merger Agreement. This Termination Agreement is an agreement contemplated by, and executed pursuant to, the Merger Agreement. In the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms hereof, the terms of this Termination Agreement will prevail.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the Effective Date.

TERRA INCOME FUND 6, INC.

By:	/s/ Vikram Uppal
Name: Vikram Uppal
Title: Chief Executive Officer

TERRA INCOME ADVISORS, LLC

By:	/s/ Vikram Uppal
Name: Vikram Uppal
Title: Chief Executive Officer

3